Exhibit 10.1

Chiasma, Inc.

140 Kendrick Street

Building C East

Needham, MA 02494

January 4, 2021

John Doyle

Re: Executive Employment Letter

Dear John:

This letter agreement (the “Agreement”) confirms the terms and conditions of your employment with Chiasma, Inc. (the “Company”) effective on January 19, 2021 or a later date mutually agreed (the “Start Date”).

1. Position. As of the Start Date you will serve as the Company’s Senior Vice President, Chief Financial Officer (the “CFO”) and report to the Company’s Chief Executive Officer. This is a full-time exempt position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), unless you first obtain the Company’s approval. You also may engage in religious, charitable, non-profit board and other community activities so long as such activities do not interfere or conflict with your obligations to the Company. You will be entitled to indemnification for actions taken or omitted to be taken on behalf of the Company in your capacity as an officer as provided in the Indemnification Agreement made as of January 4, 2021 (the “Indemnification Agreement”). Upon the ending of your employment, you shall immediately resign from any other position(s) to which you were elected or appointed in connection with your position as CFO or Senior Vice President.

2. Salary. Your base salary rate will be $385,000 per year, prorated for 2021 based on the Start Date, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic (and no less than annual if practicable) review and adjustment at the Company’s discretion.

3. Annual Bonus. You will be eligible to receive an annual performance bonus. The Company will target the bonus at 35% of your annual salary for the applicable bonus year (the “Bonus Target”). The actual bonus amount and percentage are discretionary and will be subject to the Board’s assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Board, and the terms of any applicable bonus plan issued by the Board. The Chief Executive Officer will review your job performance on an annual basis and will discuss with you the criteria which the Board will use to assess your performance for bonus purposes. The Board may also make adjustments in the targeted amount of your annual performance bonus. Any bonus for the 2021 year will be prorated based on the Start Date. The Company will pay any earned bonus at the time that bonuses are paid to other senior executives, which in any event will be paid in the calendar year following the year in which any such bonus is earned.

4. Business Travel/Expenses. The Company will reimburse you for travel and other business expenses consistent with the terms and conditions of the Company’s expense reimbursement policies.

5. Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees, as well as all benefit programs available to the senior executive employees of the Company, subject in each case to the terms and conditions of the Company’s benefit plans and programs. You will be eligible for up to 4 (four) weeks of vacation per full calendar year (prorated for any partial calendar years of your employment, including 2021), which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself.

6. Stock Options. You will be eligible to participate in the Company’s stock option program, subject to approval by the Board. We will recommend to the Board that you be granted an option as soon as practicable on or following the Start Date (the actual grant date, the “Grant Date”) for the purchase of 175,000 shares of common stock of the Company, at an exercise price per share equal to the stock’s fair market value on the date of the grant (the “Option”). The Option will vest over four (4) years with 25% of the shares vesting on the first anniversary of the Start Date and the remaining 75% of the shares vesting in equal monthly installments for the following thirty-six (36) months, subject to your continuing engagement with the Company on each such vesting date. The stock option will be governed by the Company’s 2015 Stock Incentive Plan (the “Plan”) and any associated stock option agreement required to be entered into by you and the Company (the “Equity Documents”). Subject to approval by the Board, you may from time to time be granted additional equity-based compensation awards in respect of shares of common stock of the Company, pursuant to the Plan or any subsequently adopted incentive compensation plan.

7. At-Will Employment. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason.

8. Termination Benefits.

a. In the event of the termination of your employment for any reason, the Company shall pay you your base salary through your last day of employment (the “Date of Termination”), for any accrued but unused vacation and the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed, and any other wages required to be paid by applicable law (the “Accrued Obligations”).

b. “Cause” means: (i) conduct by you in connection with your service to the Company that is fraudulent, unlawful or grossly negligent; (ii) your material breach of your material responsibilities to the Company or your willful failure to comply with lawful directives of the Board or written policies of the Company; (iii) breach by you of your representations, warranties, covenants and/or obligations under this Agreement (including the Restrictive Covenant Agreement as defined in Section 10); (iv) material misconduct by you which seriously discredits or damages the Company or any of its affiliates; and/or (v) repeated nonperformance (except where due to Disability, as defined in Section 9 below) of your duties or responsibilities to the Company as determined in good faith by the Company after (in the case of (v) only) written notice to you and a reasonable opportunity to cure that shall not exceed thirty (30) days.

c. A “Change in Control” means the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% (determined on an as-converted basis) of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction). Notwithstanding the foregoing, where required to avoid extra taxation under Section 409A of the Internal Revenue Code, a Change in Control must also satisfy the requirements of Treas. Reg. Section 1.409A-3(a)(5).

d. “Good Reason” means that you have complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or (iii) change of more than 60 miles in the geographic location at which you provide services to the Company, excluding any change in geographic location approved by you (each a “Good Reason Condition”). Notwithstanding the foregoing, a suspension of your responsibilities, authority and/or duties for the Company during any portion of a bona fide internal investigation or an investigation by regulatory or law enforcement authorities shall not be a Good Reason Condition. Good Reason Process shall mean that (i) you reasonably determine in good faith that a Good Reason Condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason Condition within 30 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate employment within 30 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

e. In the event the Company terminates your employment without Cause or you terminate your employment for Good Reason, in either case within 12 months after the occurrence of the first event constituting a Change in Control (a “Change in Control Termination”) and provided you (i) enter into, do not revoke and comply with the terms of a Release of Claims in the form attached to this Agreement as Exhibit A, which includes a general release of claims against the Company and related persons and entities (the “Release”) within the time period required therein but in no event later than 60 days after the Date of Termination; (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, the Company will provide you with the following “Termination Benefits”: (a) continuation of your then current base salary for the twelve (12) month period that immediately follows the Date of Termination; (b) payment of an amount equal to your Bonus Target for the year in which the Change in Control occurs; (c) payment of your accrued bonus (if any) with respect to the calendar year in which the Date of Termination occurs, subject to the Board’s assessment of applicable bonus criteria and prorated from the beginning of such year to the Date of Termination ((a) and (b) and (c), the “Severance Payments”); (d) all of the unvested shares subject to the Option and all other equity awards granted to you pursuant to the Plan shall immediately vest and become exercisable as of the later of (i) the Date of Termination and (ii) the effective date of the Release; and (e) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of (i) the date that is twelve (12) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA. This Section 8(e) shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control.

f. In the event the Company terminates your employment without Cause or you terminate your employment for Good Reason, in either case other than a Change in Control Termination, and in either case provided you (i) enter into, do not revoke and comply with the terms of the Release within the time period required therein but in no event later than 60 days after the Date of Termination; (ii) resign from any and all positions, including, without implication of limitation, as a director, trustee or officer, that you then hold with the Company and any affiliate of the Company; and (iii) return all Company property and comply with any instructions related to deleting and purging duplicates of such Company property, the Company will provide you with the following “Termination Benefits”: (a) continuation of your then current base salary for the six (6) month period that immediately follows the Date of Termination (the “Severance Payments”); and (b) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Date of Termination until the earlier of (i) the date that is six (6) months after the Date of Termination; and (ii) the date you become eligible for health benefits through another employer or otherwise become ineligible for COBRA.

g. The Severance Payments shall commence within 60 days after the Date of Termination and shall be made on the Company’s regular payroll dates; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Payments shall begin to be paid in the second calendar year. In the event you miss a regular payroll period between the Date of Termination and first Severance Payment date, the first Severance Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, each Severance Payment is considered a separate payment. Notwithstanding anything herein to the contrary, any Severance Payments that you receive or to which you are entitled in any calendar year shall be reduced by the amount of Garden Leave Pay (as defined in the Restrictive Covenant Agreement) you receive in the same such calendar year under the Restrictive Covenant Agreement.

9. Termination of Employment as a Result of Death, Disability, Your Resignation without Good Reason or a Termination by the Company for Cause. In the event your employment is terminated as a result of your (a) death, (b) Disability, (c) resignation without Good Reason, (d) termination for Cause by the Company, or (e) any other termination of your employment that is not defined in Section 8(e) or Section 8(f) of this Agreement, you will be entitled to the Accrued Obligations but you will not be entitled to Termination Benefits. “Disability” means (i) a disability as defined by the group long-term disability insurance policy maintained by the Company for the benefit of its employees or (ii) in the absence of such a policy, your mental or physical illness resulting in you being unable to perform (with or without reasonable accommodation in accordance with the Americans with Disabilities Act) the duties of your position pursuant to this Agreement for a period of a minimum of ninety (90) consecutive days.

10. Confidential Information and Restricted Activities. By signing this Agreement, you represent that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you pursuant to the Employee Confidentiality, Assignment and Noncompetition Agreement (the “Restrictive Covenant Agreement”) attached as Exhibit B, the terms of which are incorporated by reference herein. You acknowledge and agree that the Restrictive Covenant Agreement was provided to you with this Agreement and at least 10 business days prior to the Start Date. You agree without reservation that the restraints in the Restrictive Covenant Agreement are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, if you were to breach any of the covenants contained in this Agreement or the Restrictive Covenant Agreement, in addition to the Company’s other legal and equitable remedies, the Company may suspend or cease any Termination Benefits to which you might otherwise be entitled. Any such suspension or termination of the Termination Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company, including under the Restrictive Covenant Agreement.

11. Taxes; Section 409A; Section 280G; Section 4099.

a. All forms of compensation referred to in this Agreement (which includes the Restrictive Covenant Agreement) are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

b. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The Company and you intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

c. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which you become subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in you receiving a higher After Tax Amount (as defined below) than you would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(i) For purposes of this Section 11(c), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on you as a result of your receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(ii) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 11(c) shall be made, at the Company’s expense, by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and you within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or you. Any determination by the Accounting Firm shall be binding upon the Company and you.

12. Interpretation, Amendment and Enforcement. This Agreement, the Restrictive Covenant Agreement, the Indemnification Agreement and the Equity Documents constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

13. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without your consent to any affiliate at any time, or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

14. Miscellaneous. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and a Board member of the Company. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument, and each of which may be delivered by facsimile transmission or in Portable Document Format (PDF) by email.

15. Obligations to Former Employers. You agree that you shall not disclose any confidential information of any prior employer at any time and will otherwise fully comply with your contractual and other legal obligations to any prior employer. By signing this Agreement, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company.

[Signature Page Follows]

Please acknowledge, by signing below, that you have accepted this Agreement.

Very truly yours,

By:	/s/ Raj Kannan
Raj Kannan Chief Executive Officer Chiasma, Inc.

I have read and accept this Agreement:

/s/ John Doyle

John Doyle

Dated: January 5, 2021

Enclosures: Exhibit A: Release

[Signature Page – Executive Employment Letter – J. Doyle]

Exhibit A

RELEASE OF CLAIMS

This Release of Claims (the “Release”) is entered into by and between John Doyle (the “Executive”) and Chiasma, Inc. (with all affiliates, the “Company”) in connection with the Executive Employment Letter Agreement between the Executive and the Company dated January 4, 2021 (the “Agreement”). Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Agreement. The consideration for the Executive’s agreement to this Release consists of the Termination Benefits, the receipt of which is conditioned on the Executive’s timely execution and nonrevocation of this Release pursuant to the Agreement.

1. Tender of Release. This Release is automatically tendered to the Executive upon the date of the termination of the Executive’s employment if the Executive is eligible for the Termination Benefits.

2. Release of Claims. Except as provided below, the Executive voluntarily releases and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former members, partners, directors, officers, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (collectively, “Claims”) that, as of the date when the Executive signs this Release, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This general release of Claims includes, without implication of limitation, the release of all Claims:

•	relating to the Executive’s employment by and termination from employment with the Company or any related entity;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•

of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964;

•	under any other federal or state statute or constitution or local ordinance;

•	of defamation or other torts;

•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, whether under the Massachusetts Wage Act or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

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Notwithstanding anything to the contrary contained in this Release, Section 2 of this Release does not include and will not preclude: (a) Executive’s rights or claims under the Agreement to receive Termination Benefits and Accrued Obligations; (b) claims for worker’s compensation benefits under applicable law; (c) any claims arising solely after the execution of this Release; (d) any claims or rights Executive may have to any vested benefits or vested rights under any employee benefit, welfare, retirement and/or pension plans (the “Plans”), subject to the terms of the Plans, including, but not limited to, the Company’s 2015 Stock Incentive Plan and/or the Equity Documents, or any subsequently adopted incentive compensation plan, and applicable equity Award agreements; (e) any rights and/or claims Executive may have under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (f) claims for unemployment compensation benefits under state law; (g) claims for reimbursement of business expenses approved by the Company and incurred by the Executive prior to the Date of Termination; (h) rights, if any, to defense and indemnification from the Company or its insurers for actions taken by Executive in the course and scope of Executive’s employment with the Company, including, but not limited to, any claims or rights under the Indemnification Agreement; or (i) any rights and/or claims Executive may have as a shareholder of the Company.

3. Ongoing Obligations of the Executive. The Executive hereby reaffirms that the Restrictive Covenant Agreement remains in full effect, except that the Executive hereby waives any right to Garden Leave (as defined in the Restrictive Covenant Agreement) and agrees that Section 8(c) of the Restrictive Covenant Agreement is hereby deleted in its entirety and replaced with the following text taken from the original Section 8(c): “I shall not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the United States or in any other country in which the Company does business, engage or otherwise participate in any business that develops, manufactures or markets any products, or performs any services, that are competitive with the products or services of the Company, or products or services that the Company or its affiliates, has under development or that are the subject of active planning at any time during my employment.” The first sentence of Section 17 (“Waiver”) of the Restrictive Covenant Agreement is hereby deleted. The Restrictive Covenant Agreement, as amended herein, is incorporated herein by reference. The Restrictive Covenant Agreement, and any other ongoing obligations the Executive has under the Agreement, are the “Ongoing Obligations”, which Obligations are incorporated herein by reference.

4. Nondisparagement. Executive agrees not to make any disparaging, critical or otherwise detrimental statements to any person or entity concerning any Releasee or the products or services of any Releasee. This nondisparagement obligation shall not in any way affect the Executive’s obligation to testify truthfully in any legal proceeding.

5. Confidentiality of Agreement-Related Information. Executive agrees, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement. Notwithstanding the foregoing, Executive may disclose Agreement-Related Information to Executive’s spouse, Executive’s attorney and Executive’s financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Executive represents that during the period since the date of this Agreement, Executive has not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this section shall be construed to prevent Executive from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that Executive provides the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.

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6. Protected Disclosures and Other Protected Actions. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Executive’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to, restrict or prohibit truthful testimony in litigation, arbitration or other legal proceeding. If Executive files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Executive’s behalf, or if any other third party pursues any claim on Executive’s behalf, except for Termination Benefits to which the Executive is otherwise entitled, Executive waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right Executive may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

7. No Assignment. The Executive represents that he has not assigned to any other person or entity any Claims against any Releasee.

8. Right to Consider and Revoke Release. The Executive acknowledges that he has been given the opportunity to consider this Release for a period of at least 21 days (the “Consideration Period”)1. In the event the Executive executes this Release before the end of the Consideration Period, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release until the end of the Consideration Period. To accept this Release, the Executive shall deliver a signed Release to the Company within twenty-one (21) days after the Date of Termination. For a period of seven (7) business days from the date when the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by the undersigned Chiasma representative on or before the last day of the Revocation Period. If it is not revoked pursuant to the preceding sentence, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

9. Other Terms.

a. Legal Representation; Review of Release. The Executive acknowledges that he has been advised by the Company to discuss all aspects of this Release with his attorney, that he has carefully read and fully understands all of the provisions of this Release and that he is voluntarily entering into this Release.

b. Binding Nature of Release. This Release shall be binding upon the Executive and upon his heirs, administrators, representatives and executors.

c. Modification of Release; Waiver. This Release may be amended, only upon a written agreement executed by the Executive and the Company.

d. Severability. In the event that at any future time it is determined by a court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable; provided, however, and for the avoidance of doubt, in no event shall the Company be required to provide Termination Benefits if all or part of Section 2 of this Release is held to be invalid or unenforceable.

e. Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to its conflict of laws provisions. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

[1]	To be increased to 45 days in the event of a group termination under the Older Workers’ Benefits Protection Act.

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f. Entire Agreement; Absence of Reliance. This Release constitutes the entire agreement between the Executive and the Company and supersedes any previous agreements or understandings between the Executive and the Company, except the Equity Documents, the Ongoing Obligations and any other obligations specifically preserved in this Release. The Executive acknowledges that he is not relying on any promises or representations by the Company or the agents, representatives or attorneys of any of the entities within the definition of Company regarding any subject matter addressed in this Release.

IN WITNESS WHEREOF, the parties have executed this Release effective on the date and year first above written.

CHIASMA, INC.

By:
[NAME] [TITLE]

Date

John Doyle

Date

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